UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 25, 2007

(Date of earliest event reported)

Kimco Realty Corporation

(Exact Name of Registrant as Specified in Charter)

Maryland
(State or other jurisdiction of incorporation)

1-10899	13-2744380
(Commission File Number)	(IRS Employer Identification No.)

3333 New Hyde Park Road	11042-0020
New Hyde Park, New York	(Zip Code)
(Address of Principal Executive Offices)

(516) 869-9000
(Registrant’s telephone number, including area code)

Not applicable

(Former name of former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01. Entry into a Material Definitive Agreement.

On October 25, 2007, Kimco Realty Corporation (the “Company”) entered into a new $1.5 billion unsecured revolving credit facility, pursuant to the Credit Agreement, dated as of October 25, 2007, among the Company, the subsidiaries of the Company from time to time parties thereto, the several banks, financial institutions and other entities from time to time parties thereto, Bank of America, N.A., the Bank of Nova Scotia, New York Agency, and Wachovia Bank, National Association, as Syndication Agents, UBS Securities LLC, Deutsche Bank Securities, Inc., Royal Bank of Canada and The Royal Bank of Scotland PLC, as Documentation Agents, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citicorp North America, Inc., Merrill Lynch Bank USA, Morgan Stanley Bank, Regions Bank, Sumitomo Mitsui Banking Corporation and U.S. Bank National Association, as Managing Agents, The Bank of New York, Barclays Bank PLC, Eurohypo AG New York Branch, Suntrust Bank and Wells Fargo Bank National Association, as Co-Agents, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders thereunder (the “Credit Agreement”).

Interest on borrowings under the Credit Agreement accrue at a spread (currently 0.375%) to LIBOR or, at the Company’s option, a spread (currently 0%) to the “Alternative Base Rate,” as defined in the Credit Agreement, and in each case fluctuates in accordance with changes in the Company’s senior debt ratings. As part of this credit facility, the Company has a competitive bid option whereby the Company may auction up to $750 million of its requested borrowings to the bank group. This competitive bid option provides the Company the opportunity to obtain pricing below the currently stated spread to LIBOR of 0.375%. In addition, the Company has a $200 million sub-limit, which provides it the opportunity to borrow in alternative currencies such as Euros, Sterling or Japanese Yen.

The credit facility is scheduled to expire in October 2011, with one one-year extension option. Pursuant to the terms of the Credit Agreement, the Company, among other things, is subject to covenants requiring the maintenance of (i) maximum leverage ratios on both unsecured and secured debt and (ii) minimum interest and fixed coverage ratios. Certain wholly-owned subsidiaries of the Company are guarantors of the Company’s obligations under the Credit Agreement.

The Company borrowed $350 million under the Credit Agreement on October 25, 2007, and used the proceeds, in part, to repay all outstanding indebtedness under and terminate its $850 million revolving credit facility and its $200 million term loan, dated August 29, 2007. As of October 25. 2007, approximately $15 million of letters of credit were issued pursuant to the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following is filed as an Exhibit to this Report.

Exhibit No.	Exhibit Description
10.1

Credit Agreement, dated as of October 25, 2007, among Kimco Realty Corporation, the subsidiaries of Kimco from time to time parties thereto, the several banks, financial institutions and other entities from time to time parties thereto, Bank of America, N.A., the Bank of Nova Scotia, New York Agency, and Wachovia Bank, National Association, as Syndication Agents, UBS Securities LLC, Deutsche Bank Securities, Inc., Royal Bank of Canada and The Royal Bank of Scotland PLC, as Documentation Agents, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citicorp North America, Inc., Merrill Lynch Bank USA, Morgan Stanley Bank, Regions Bank, Sumitomo Mitsui Banking Corporation and U.S. Bank National Association, as Managing Agents, The Bank of New York, Barclays Bank PLC, Eurohypo AG New York Branch, Suntrust Bank and Wells Fargo Bank National Association, as Co-Agents, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders thereunder

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2007

KIMCO REALTY CORPORATION

By:	/s/ Michael V. Pappagallo
Name:	Michael V. Pappagallo
Title:	Executive Vice President
and Chief Financial Officer

Exhibit Index

Exhibit No.	Exhibit Description
10.1

Credit Agreement, dated as of October 25, 2007, among Kimco Realty Corporation, the subsidiaries of Kimco from time to time parties thereto, the several banks, financial institutions and other entities from time to time parties thereto, Bank of America, N.A., the Bank of Nova Scotia, New York Agency, and Wachovia Bank, National Association, as Syndication Agents, UBS Securities LLC, Deutsche Bank Securities, Inc., Royal Bank of Canada and The Royal Bank of Scotland PLC, as Documentation Agents, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citicorp North America, Inc., Merrill Lynch Bank USA, Morgan Stanley Bank, Regions Bank, Sumitomo Mitsui Banking Corporation and U.S. Bank National Association, as Managing Agents, The Bank of New York, Barclays Bank PLC, Eurohypo AG New York Branch, Suntrust Bank and Wells Fargo Bank National Association, as Co-Agents, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders thereunder